Exhibit 4.1

VENOCO, INC.

THE GUARANTORS PARTY HERETO,

AND

U.S. BANK NATIONAL ASSOCIATION,

AS TRUSTEE

11.50% Senior Notes due 2017

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 21, 2013

Supplementing the Indenture, dated as of October 7, 2009, among Venoco, Inc., the Guarantors party thereto and U.S. Bank National Association, as Trustee.

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 21, 2013, is entered into by and among Venoco, Inc., a Delaware corporation (the “Company”), each of the parties identified under the caption “Guarantors” on the signature pages hereto (the “Guarantors”) and U.S. Bank National Association, as Trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Indenture.

WITNESSETH:

WHEREAS, the Company, the Guarantors and the Trustee are parties to an Indenture dated as of October 7, 2009 (the “Indenture”), which Indenture relates to the Company’s 11.50% Senior Notes due 2017 (the “Notes”);

WHEREAS, the Company has offered to purchase for cash any and all outstanding Notes (the “Tender Offer”);

WHEREAS, in connection with the Tender Offer, the Company has requested that Holders of the Notes deliver their consents with respect to the deletion and/or amendment of certain provisions of the Indenture;

WHEREAS, Section 9.2 of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes);

WHEREAS, the Holders of a majority of the principal amount of the Notes outstanding have duly consented to the proposed modifications set forth in this Supplemental Indenture in accordance with Section 9.2 of the Indenture;

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) a copy of resolutions of the Board of Directors of the Company authorizing the execution of this Supplemental Indenture, (ii) evidence of the written consent of the Holders set forth in the immediately preceding paragraph and (iii) the Officers’ Certificate and the Opinion of Counsel described in Section 9.6 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

AMENDMENTS

SECTION 1.01  Amendments.

(a)   Subject to Section 2.01 hereof, Section 1.1 of the Indenture is hereby amended by deleting the definition of “Permitted Lien” contained therein and replacing such definition with the following:

“ “Permitted Lien” means any Lien.”

(b)   Subject to Section 2.01 hereof, the Indenture is hereby amended by deleting the following provisions of the Indenture in their respective entireties: Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 3.8, Section 3.10, Section 3.11, Section 3.14, Section 3.15, Section 3.17, Section 3.19 and Article IV.

(c)   Subject to Section 2.01 hereof, Section 3.2 of the Indenture is hereby amended and restated to read, in its entirety, as follows:

“Section 3.2.  Reports.  The Company shall at all times comply with TIA Section 314(a).”

(d)   Subject to Section 2.01 hereof, Section 3.12 of the Indenture is hereby amended and restated to read, in its entirety, as follows:

“Section 3.12.  Designation of Restricted and Unrestricted Subsidiaries.  The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default.  The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that no Default or Event of Default would be in existence following such designation.”

(e)   Subject to Section 2.01 hereof, Section 6.1 of the Indenture is hereby amended and restated to read, in its entirety, as follows:

“Section 6.1.  Events of Default.  Each of the following is an “Event of Default”:

(a)   default in any payment of interest or Additional Interest, if any, on any Note under this Indenture when due, continued for 30 days;

(b)   default in the payment of principal of or premium, if any, on any Note under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(c)   [Reserved];

(d)   failure by the Company to comply with the provisions of Sections 3.7 or 3.9 hereof;

(e)   (i) failure by the Company to comply with the provisions of Section 3.2 for 180 days; or (ii) failure by the Company for 60 days after notice to comply with any of the other agreements in this Indenture;

(f)    [Reserved];

(g)   [Reserved];

(h)   except as permitted by this Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(i)    [Reserved].

However, a Default under clause (e) of this Section 6.1 will not constitute an Event of Default until the Trustee or the Holders of 25% in aggregate principal amount of the outstanding Notes notify the Company, and the Trustee in the case of a notice given by the Holders, of the Default and the Company does not cure such Default within the time specified in clause (e) of this Section 6.1 after receipt of such notice.”

SECTION 1.02  Amendment of Definitions. The Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments to the Indenture pursuant to Section 1.01 hereof (other than the definition of “Permitted Lien” as amended hereby).

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ARTICLE TWO

MISCELLANEOUS

SECTION 2.01  Effect of Supplemental Indenture. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture.  On and not prior to the date on which tendered Notes representing a majority of the Notes outstanding are accepted for purchase pursuant to the Tender Offer, this Supplemental Indenture will become operative; provided, however, that if and only if this Supplemental Indenture becomes operative, the provisions hereof shall be deemed effective as of the date hereof.

SECTION 2.02  Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

SECTION 2.03  No Representations by Trustee. The recitals contained herein shall be taken as the statement of the Company, and the Trustee assumes no responsibility for the correctness or completeness of the same.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 2.04  Certain Duties and Responsibilities of the Trustee.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 2.05  Notes Deemed Conformed.  The provisions of the Notes shall be deemed to be conformed, without the necessity for any reissuance or exchange of such Notes or any other action on the part of the Holders of Notes, the Company, the Guarantors or the Trustee, so as to reflect this Supplemental Indenture.

SECTION 2.06  Endorsement and Change of Form of Notes.  Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective shall be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Effective as of August 21, 2013, certain restrictive covenants of the Company and certain of the Events of Default have been eliminated, as provided in the First Supplemental Indenture, dated as of August 21, 2013.  Reference is hereby made to said First Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

SECTION 2.07  Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall constitute but one and the same instrument.

(signature page follows)

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date hereof.

THE COMPANY:

VENOCO, INC.

By:	/s/ Timothy A. Ficker
Name:	Timothy A. Ficker
Title:	Chief Financial Officer

GUARANTORS:

WHITTIER PIPELINE CORPORATION

By:	/s/ Timothy A. Ficker
Name:	Timothy A. Ficker
Title:	Chief Financial Officer

TEXCAL ENERGY (LP) LLC

By: Venoco, Inc., its Manager

By:	/s/ Timothy A. Ficker
Name:	Timothy A. Ficker
Title:	Chief Financial Officer

TEXCAL ENERGY (GP) LLC

By: Venoco, Inc., its Manager

By:	/s/ Timothy A. Ficker
Name:	Timothy A. Ficker
Title:	Chief Financial Officer

TEXCAL ENERGY SOUTH TEXAS L.P.

By: Texcal Energy (GP) LLC, its general partner

By: Venoco, Inc., its Manager

By:	/s/ Timothy A. Ficker
Name:	Timothy A. Ficker
Title:	Chief Financial Officer

Signature page of First Supplemental Indenture

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Leland Hansen
Name:	Leland Hansen
Title:	Vice President

Signature page of First Supplemental Indenture